Northstar Technologies Group, Inc.

Northstar Technologies Group is advancing the modern methods of construction by offering the first complete building system without using concrete, steel or wood. Advanced composites are a remarkable technology that do not fail over time. The benefits are immediately realized by all stakeholders.


NORTHSTAR
TECHNOLOGIES

Invest

$99 minimum investment

Deadline June 10, 2022
in 7 days

Share Price
$1.50

Total Raised
$735,750

Valuation
$30,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Northstar produces a complete building structure using only advanced composite materials through digital engineering and automated manufacturing processes. This results in a cost effective, environmentally sustainable, and safer building structure to protect life and our planet. Our product is a catalyst for transforming local governments to adopt new building code standards.

Northstar Technologies


NORTHSTAR
TECHNOLOGIES
To *Harness* the power of technology using digital engineering and automated manufacturing processes, to develop building solutions of the future.
To *Build* safer and more sustainable building structures using advanced composites and sustainable energy, to transition to a low carbon future to protect life and our planet.
To *Provide* a catalyst for transforming the construction industry to develop new building code standards.

DEAL HIGHLIGHTS

- Advanced composite products utilizing Northstar building systems and methods that are patent pending.
- Specified on a $2.5+ Billion construction project in the Northeast to supply our Northstar products for their project. This is a five-year project with an estimated contract start date of 1st Quarter 2022.
- Management team and Company Advisors with experience in Fortune 500 companies, aerospace / defense, patent development, management, litigation, and composite home / commercial construction.
- Over $11 million invested in the development of our proprietary, patent pending, technology.
- The US market for residential and commercial construction is estimated to reach $1.8 Trillion by 2023. The European marketplace is estimated to reach over $2.8 Trillion by 2023.
- We bring sustainable, energy efficient, and cost effective construction solutions into the global marketplace to combat climate change and protect future generations.

PROBLEM

Traditional building materials (concrete, steel and wood) break down over time, are vulnerable to water, chemicals and insects, and are no match to natural disasters. Attempting to achieve energy efficiency, at an affordable cost, is virtually impossible due to long standing inefficient designs and the physical properties of these materials. And yet, we continue to build the same way, using the same materials, over and over again, expecting a different result.

Examples:

- Historic flooding
- Category 5 hurricanes
- West Coast fires ($136 billion in losses combined in 2018 and 2019),
- Losses in 2017 totaled over $306.2 billion dollars.

As a result of these annual weather related disasters, FEMA's budgets have been increasingly strained, making it abundantly clear they are not positioned to rebuild America year after year. Homeowners and local communities are also at financial risk for even the most basic coverage of damage, as insurance rates continue to increase year over year.



Problem

A new building material, using technologically advanced composite materials, must be identified to give us a fighting chance in protecting our loved ones and our communities.

Source: Weather Disasters and Costs - Office for Coastal Management, National Oceanic and Atmospheric Administration

SOLUTION

Northstar Technologies Group, Inc. has developed a patent pending system and method to overcome all the problems associated with using traditional building materials. Through 16 years of development, 6 generations of advancements and $11M in development costs, Northstar is proud to announce our Generation 7 technology, using 100% Fiber Reinforced Polymer (FRP) Composite materials. The results are exceptional, providing financial savings and environmental benefits that can be applied to the following market segments: Aerospace & Defense, Commercial, Industrial, Residential, Healthcare, Agriculture, and Energy.

Our mission has always been to produce the most innovative building solutions while achieving the highest level of energy efficiency and sustainability possible. Equally, our goal has always been to make this technology efficient and affordable so that everyone can benefit from a better life.

Northstar's modern methods of construction begin in our manufacturing facility located in Bonita Springs, Florida with a second facility planned to come on-line in 2022. This manufacturing process allows Northstar to increase quality control, efficiency, productivity, and financial savings.

Northstar residential, commercial, and mobile structures are designed and engineered to take full advantage of advanced composite materials. FRP is made up of high-performance resin systems with high-strength, high-stiffness glass fiber reinforcement that allow us the flexibility to meet a wide variety of project specifications.

FRP composite materials are 75% lighter than structural steel and stronger than steel on a pound-for- pound basis, reducing structural requirements, foundations, installation equipment and personnel. FRP composite materials have shown the lowest embodied carbon compared to concrete and steel, reducing the total emissions for resilient construction technologies today, thus meeting stringent LEED building requirements.

Northstar Manufacturing Plant


NORTHSTAR
TECHNOLOGIES
Northstar Manufacturing Plant
Bonita Springs, Florida
Specifications:
• 8,000 square feet
• MultiCAM Apex 3R Automated CNC
• Standard Tool Cross-Flow Paint Booth
• Donaldson Torit IRD Dust Collection System
Production Capacity: (Per Manufacturing Plant)
• (100) 2,100 square foot home per year at average of $225/SF
• Average OH&P – 26%


Composite vs. Concrete
The energy consumed in the production of the concrete was the most significant contributor to differences between composite and concrete impacts.
Much smaller footprint
Composite
Concrete
Acidification
Carcinogens
Energy resources
Eutrophication
Greenhouse
Heavy metals
Ozone layer
Pesticides
Solid waste
Summer smog
Winter smog
100
80
60
40
20
0

Composite vs. Concrete

Our modern methods of construction and skillfully designed composite products, will impact the global construction industry in the same way the iPhone has impacted the global mobile phone industry in 2007. Our complete FRP technology and products contribute to this environmental achievement with no increase or additional upfront construction costs while lowering the total cost of ownership (TCO). We are unaware of any other competing building technology that can meet the environmental goal of the LEED Zero Carbon standards.

Superior Construction = Superior Benefits

Each Northstar building is designed to meet the following standards:

- Florida High Velocity Hurricane Zone approved for Exposure "D"
- EF5 tornado with 250 mph impact rating
- UL Ballistic Level 1 rated - ability to increase to UL Level 8 if needed
- Class A 30-minute extended fire protection - up to 2 hours if needed
- Prevents progressive collapse for Seismic regions
- Lightest weight building system (>75% lighter than steel)
- Non-corrosive, rust, rot, mildew and chemical and pest resistant
- Water and air impervious structural system and building envelope
- Ultra energy efficient for true, cost-effective off-grid operation
- 50 Year Structural Warranty
- Insurance rated "Superior Construction"

Delta Model


NORTHSTAR
Delta Model

Echo Model


NORTHSTAR
Echo Model

Sierra Model


NORTHSTAR
Sierra Model

Custom Built - Forever Homes


NORTHSTAR
Custom Built – Forever Homes

Familiar yet Advanced


NORTHSTAR
Familiar yet Advanced

BUSINESS MODEL

Northstar's products provide a sustainable and energy efficient building system for residential, commercial, and mobile customers. We know of no other company in the world building a complete structure using only FRP materials. Our modern building method construction enables your home or commercial building to help earn LEED Zero status.

Northstar is "First to Market" while our patent pending technology and our ability to overcome stringent building codes provide at least a 2-year advantage (Barrier to Entry) over new competitors attempting to enter this market.

Our initial patent application consists of 17 pages of specifications and 35 claims, allowing Northstar the opportunity to expand our IP portfolio with multiple continuing applications. This strategy also applies to foreign patent applications.

Northstar has key business relationships with Original Equipment Manufacturer (OEM) partners to ensure an adequate supply chain for raw materials and seamless integration within our residential homes and commercial buildings.

Northstar is the manufacturer for all of our building systems. Our current Northstar facility has the capability to produce over $41M in revenue per year with the option to increase manufacturing space for future expansion. Acting as a General Contractor for installation, service, and support, allows us to control costs and pass the savings to the end user. Our current manufacturing facility is located in Bonita Springs, FL. with additional facilities planned to support geographic regions where we have major construction projects or product demand.

Northstar's business model is designed to flow from the design of residential and commercial construction projects to manufacturing and installation to service and support. Our business model allows us to capture all segments of the sales process; from building a customer designed project, all the way to a complete turnkey building solution and after sale service contracts.

Business Development


NORTHSTAR
TECHNOLOGIES
Northstar Business Development
Northstar
Residential Construction Sales
Northstar
Commercial Construction Sales
Northstar
Design, Engineering &
Manufacturing
Northstar
Installation
Base Margin of 26%
Higher margins for service
50 Year Structural Warranty
Northstar
Service / Warranty

Northstar's pricing is remarkably competitive to block wall construction. Offering standard benefits normally associated with a premium product, provides us the ability to target a larger market who are looking for quality construction in the residential or commercial space.

Northstar's sales strategy focuses on these key verticals:

- Target local and regional real estate companies to build a national sales network
- Target customers looking to build new residential and commercial buildings
- Target large national / global developers specializing in sustainable development
- Utilizing our architecture network for customer leads
- Target real estate investors for spec home and community developments
- Market to specific industries who currently manufacture their products with aluminum and other metals
- Market to the end user in the same manner the drug companies focus on the patient and not the doctor; this will bypass the natural "resistance to change" often found with engineers and architects.

It should be noted that the top two global markets that will gain the most from our product is:

- Exterior Insulation Finishing System (EIFS). This market was valued in 2017 at 54.86 billion and is expected to grow to 108.11 billion by 2023.
- Architectural Claddings Systems market size by 2026 will be $152 billion, growing at 12.14% CAG

Source: Global Exterior Insulation and Finish System (EIFS) Market is Expected to Reach USD 152.62 Billion by 2026 : Fior Markets

MARKET

Market


MARKET SIZE
BILLIONS
100
80
60
40
20
0
20B
73B
68B
87B
Global Residential Modular and Panelized Construction
Global Non-Residential Modular and Panelized Construction
Global Architectural Cladding
Exterior Insulation Finishing Systems (EIFS)
Market Segments

The Exterior Insulation Finishing System (EIFS) market is valued roughly at 54.86 billion in 2017 and is expected to grow to 108.11 billion by 2023.

Our markets consist of both US and International residential and commercial customers desiring composite building products that can withstand 250 mph impact resistance and are fire resistant.

Experts estimate that the Architectural Claddings Systems market size by 2026 will be $152 billion, growing at 12.14% CAGR.

Northstar offers superior construction solutions with superior results, at the competitor's installation price, protected by patented technology, we are creating a new market within an old industry. Our products allow Northstar to construct a residential or commercial building using less manpower while reducing the time necessary to complete the buildout.

In addition, due to our lightweight, high strength advanced composites, every market can benefit from our technology. This results in all stakeholders benefiting from this new application with a finished product that costs less and lasts longer.

With Northstar 's advanced modern methods of construction we provide for the world a new and promising building technology that inspires a designers imagination.

COMPETITIVE LANDSCAPE

Our pending patents give us confidence that Northstar is currently the only company having a complete FRP composite product for residential and commercial building applications. Because of this patent pending process, we are creating a new marketplace consisting of complete FRP structures assisting architects and builders to obtain LEED Platinum and LEED Zero certifications for residential and commercial buildings constructed with our products.

Our closest competitors use a combination of wood, steel, and composite, but they are unable to offer a complete FRP composite solution. Northstar's FRP building systems are a cost-effective solution providing 250 mph impact rating with fire resistance and small-arms ballistic protections that are standard with our building systems.

Competition


COMPETITIVE LANDSCAPE
CHALLENGERS
SLENDERWALL
KATERRA
LEADERS
NORTHSTAR
TECHNOLOGIES
NICHE PLAYERS
DVELE
kasita
VISIONARIES
GREENPOD
INTELLIGENT ENVIRONMENTS
ch x tld
ABILITY TO EXECUTE
COMPLETENESS OF VISION

PROGRESS

- We have assembled a professional management team with experience in Fortune 500 companies, aerospace / defense, patent development, management, litigation, and composite home / commercial construction. Bringing these parties together affords Northstar the ability to grow quickly, but wisely.
- Over $11 million has been invested in the development of our proprietary, patent pending, technology.
- We have filed a patent pending application with the USPTO for Fiber Reinforced Polymer Buildings Systems and Methods.
- We have secured our raw material supplier(s) and have a robust supply chain.
- We have completed the Florida Product Approval for Northstar building systems and methods.
- We are finalizing our software integration with the development of Northstar Building Information Modeling (BIM) allowing for a seamless design to manufacturing process.
- We are finalizing our manufacturing facility in Bonita Spring, FL utilizing our Multi-CAM CNC machine for complete production of Northstar products with a start date of March 2021.
- Our company has been specified on a $2.5+ billion construction project in the Northeast to supply our Northstar products for their project. This is a five-year project with an estimated contract start date of 1st Quarter 2022.
- We are in discussions with a trade union to adopt Northstar's products for their use throughout the Northeast. This will include potentially a new manufacturing facility and product training for the trade union.
- We have several residential homes under contract for design and engineering with a commitment to build once design / engineering is completed. We have additional residential homes in the proposal stage.
- We have two national and one local commercial projects in discussion with Northstar to utilize our products for their construction projects.
- We have established a partnership with a real estate broker to develop and execute our national residential and community sustainability development vision.
- We have secured OEM relationships with key partner vendors to ensure a consistent supply chain.

Progress


TECHNOLOGY TIMELINE
Combination of steel and FRP composite to 100% FRP composite
GEN1 2005
GEN2 2008
GEN3 2010
GEN4 2012
GEN5 2015
GEN6 2017
GEN7 2020

TEAM

Our Executive Team has a proven history of being forward-thinking innovators.The team is made up of three members who each bring specific core strengths and skill-sets from their past experiences. Each has extensive experience creating next generation technologies that set new standards within their individual fields of expertise. Joining together to create Northstar Technologies Group has allowed the company the experience necessary to execute key foundation milestones promptly, thus, ensuring our success to forever change the global construction industry with the only patented advanced composite building systems and methods on the market today.

To help execute our global vision we are guided by a select group of Advisors who have real-world experience within their dedicated fields of expertise. They bring with them a proven track record for global expansion, commercial relationships, government processes and future market needs.



Paul A. Inglese

CEO

Mr. Inglese is CEO of Northstar Technologies Group, Inc.

Mr. Inglese is a specialist in the design, engineering and manufacturing of Advanced Fiber Reinforced Polymer Building Systems for use in Aerospace, Defense, Commercial, Industrial, Healthcare, Energy and Agricultural market segments.

Over the past 34 years Mr. Inglese has worked on projects with some of the nation's leading retailers and shopping center developers including Sunoco Oil Company, Starbucks Coffee, McDonald's, Anheuser Busch Brewing Company, Miller Brewing Company, Transworld Entertainment, Forest City Development, Delaware North and General Growth Properties working on malls, stadiums and areas through the United States, Canada, and Puerto Rico.

Mr. Inglese's experience with fiber reinforced polymers has provided him with the vision and skills necessary for the development of the only 100% fiber reinforced polymer building system in the world for low-rise structures, mid-rise structures and the only 100% fiber reinforced building system in the world for high-rise building envelope systems for high velocity wind zone regions.

Education / Certifications

- Graduate of the Art Institute of Pittsburgh Architectural Design, Architectural History, Product Design, Product Development, Industrial Design
- State of Florida Certified Building Contractor Construction Accounting, Construction Law, Contract Administration

Achievements / Public Relations

- 2018 Finalist at the Florida Venture Forum for the development of new building technology
- 2015 Received the Butler Manufacturing High Performance Builder Award for the fastest growing new builder in the Country.
- 2011 Enterprise Florida delegate for the Dominican Republic / Haiti Trade Mission for new building technology

Affiliations

- Member of American Institute of Architects
- Member of Design-Build Institute of America



Dwaine A. Parker

President

Mr. Parker is the President of Northstar Technologies Group Inc. and XiDrone Systems Inc. Both companies share in collaborative business opportunities using Next Generation technologies.

Mr. Parker retired as a law enforcement helicopter pilot with 27 years' experience supporting local, state and federal agencies (Fire, EMS, FAA, FBI, TSA, CBP and Secret Service).

Mr. Parker, personally developed patents in the U.S. and Europe allowing XiDrone Systems to be the first company to obtain multi-sensor, counter-drone, patents. XiDrone System current patent portfolio includes: 9 U.S. patents 3 pending U.S. patents 1 European patent inclusive of 12 EU countries.

Education / Certifications

- Pasco / Hernando Community College – State of Florida Police Officer certification
- IPTM – Traffic Homicide Investigator Certification
- FAA / NTSB – Aircraft Accident Investigation Certification & Safety Counselor Training
- DHS / ICE – Human & Drug Smuggling / Interdiction Certification
- Miami Dade Police – Aviation Counter-Terrorism / Fraudulent Aircraft Parts Training
- Collier County Sheriff – Critical Incident & Peer Support Counseling Training
- State of Florida FDLE – Thermal Imaging Thermography certification
- Air Bus (Eurocopter) Factory Pilot Certification – EC135
- Bell Helicopter Factory Pilot Certification – B429
- Bell Helicopter Factory Pilot Certification - B407
- FAA Part 135 Night Vision Pilot Certification - Helicopter
- FAA FAS Team Lead Safety Representative – Aviation Safety Instructor & Pilot Counselor

Achievements / Public Relations

- Saint Petersburg Jr. College – Media Relations & Public Information Officer (PIO) Training
- National T.V. Regular Featured Guest – Nancy Grace Show (CNN, HLN)
- National T.V. Regular Featured Guest – Crime & Justice with Ashleigh Benfield (CNN, HLN)
- National T.V. Featured Case – Court T.V. (Traffic Homicide case Tampa, Fl.)
- National T.V. Featured Story – Dateline NBC (Traffic Homicide Case Tampa, Fl.)
- Local Media – PIO statements and on-scene interviews



Scott M. Foster

CFO/COO

Mr. Foster is the Chief Financial Officer of Northstar Technologies Group, Inc.

Mr. Foster is a high-performing management executive with 20 years expertise in building and optimizing teams, organizational processes, infrastructure, financial, technical and general organization operational functions to maximize business results.

Mr. Foster has extensive experience working with the U.S. Department of Defense and various governmental agencies.

Mr. Foster is a skilled leader who manages through a deep understanding of the organization and strong commitment to the team. He has led as the COO of a small boutique defense company including through its acquisition and as CEO/CFO of a startup surveillance company that currently operates today in both domestic and international markets.

Mr. Foster purposely leads by example following a servant leadership style. He has a track record showing extensive scope of responsibility, integrity, proven success, and delivering optimal results in challenging environments.

Education / Certifications

- Bachelor of Science in Management Information Systems, Business Administration, The Master's University, Santa Clarita, California
- Masters of Business Administration (MBA), Azusa Pacific University, Azusa, California
- Numerous non-credentialed training classes in Information Technology, Security, Accounting, Program Management

Areas of Expertise

- Multi-Site Operations
- Operating Infrastructure
- Revenue Goal / Growth Attainment
- Finance / Accounting
- P&L Management
- Decision Making
- Process Redesign
- Human Resources
- Process Redesign
- Information Technology

Achievements / Public Relations

- Security Clearance Active – TOP SECRET/SSBI
- Network Admin/IT Manager, The Master's University
- IT Manager, Northrop Grumman Mission Systems/XonTech Operations
- IT Manager/Senior Network Engineer, Broadband Sports
- Network Administrator/ISSO, XonTech, Inc
- COO/VP Operations, Vista Research, Inc
- CEO, FX Technology Group & aXion Applied Technology
- CFO, X6 Corporation, Inc.

ADVISORS AND INVESTORS





James R. O'Neill
Director, Global Strategic Business Development & Market Growth

Mr. O'Neill has held Senior-level management positions with seven leading corporations:

Siemens - Chief Executive Officer – Enterprise Communications Group – turned around Enterprise Communications Group from half billion Euro annual loss to break-even with annual revenue of 4 billion Euros. Consolidated operations from 86 nations to 21 nations

CompuDyne - Chairman and Chief Executive Officer – Corporation – grew annual revenue from $200 million to $270 million dollars in 18 months. Won $150 million dollar contract with Houston, the firm's largest contract ever

Northrop Grumman - Corporate Vice President and President – Information Technology Sector – grew annual revenue of the TASC division from $428 million to $1 billion dollars in 23 months. Subsequently, grew information-technology sector business (including TASC) from $4 billion to $7 billion dollars in five years

Oracle - Senior Vice President – Communications and Utilities – grew yearly revenues from $200 million to $320 million dollars in 12 months

Lucent Technologies - President – Government Solutions – secured a $1 billion dollar contract with U.S. Navy. Sold firm's Advanced Technology Systems Group to General Dynamics for $500 million dollars. Responsible for $2 billion dollars in annual sales

Digital Equipment Officer - Vice President and General Manager – Grew revenue from $200 million to $1.5 billion dollars in less than five years, the largest growth rate in the firm's history. Accomplished in the highly competitive Federal Government market, including intelligence

Sanders/Lockheed Martin - Director of Contracts – Promoted to vice president of contracts at age 33 (with seven peers in their sixties). Won the largest production contract from IBM to manufacture its 3250 and 5080 computers. Achieved approximately one-half-billion dollars in revenue yearly. Negotiated three-largest contracts in firm's history

Randal R. Rowles
Global Aviation Industry & Technical Advisor

Mr. Rowles has 28 years of Commercial Helicopter Pilot experience. Mr. Rowles is currently an FAA Designated Pilot Examiner and has held that position for 23 years. Mr. Rowles is certified as an Airline Transport Pilot, a Certified Flight Instructor and has accumulated over 15,000 hours of flight time.

Mr. Rowles earned his Master in Business degree from Texas Christian University and currently sits on the following boards; Chair FAA Industry Advisory Panel, FAA Advisory Rule Making Committee, Director Helicopter Association International (HAI) Board of Directors, HAI Finance & Risk Committee, Chief Instructor HAI Flight Instructor Recertification Board.

Mr. Rowles is also the President and Founder of Helicopter Institute which owns and operates a fleet of helicopters providing specialized training to the US Government and Law Enforcement community. Mr. Rowles has been recognized as a Master Certified Flight Instructor with over 8000 hours of accident free instruction.

Mr. Rowles is a monthly columnist for Rotorcraft Professional Magazine and has been published in numerous articles and magazines as an expert in the field of aviation, aviation technology and aviation safety.

USE OF PROCEEDS

If the offering's maximum amount of $1,069,800 is raised:

Use	Value	% of Proceeds
Engineering & Development	$429,990	40.2%
Marketing/ Business Development	$373,430	34.9%
Domestic/International Patent Filings	$106,980	10.0%
General/Admin Expense	$106,980	10.0%
Intermediary fees	$52,420	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Northstar Technologies Group, Inc.. This offering must raise at least $10,000 by June 10, 2022 at 8:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Northstar Technologies Group, Inc. may issue additional securities to raise up to $1,069,800, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

20,713,200 shares
× $1.50 per share

$31,069,800 implied valuation

PITCH DECK



NORTHSTAR
TECHNOLOGIES
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FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on October 15, 2020
- Form C/A on October 20, 2020
- Form C/A on November 4, 2020
- Form C/A on December 11, 2020
- Form C/A on January 26, 2021
- Form C/A on February 2, 2021
- Form C/A on February 25, 2021
- Form C/A on March 29, 2021
- Form C/A on April 16, 2021
- Form C/A on April 27, 2021
- Form C-AR on April 27, 2021
- Form C/A on April 28, 2021
- Form C/A on June 29, 2021
- Form C/A on July 27, 2021
- Form C/A on August 10, 2021
- Form C/A on August 31, 2021
- Form C/A on November 1, 2021
- Form C/A on December 1, 2021
- Form C/A on February 2, 2022
- Form C/A on March 1, 2022
- Form C/A on March 30, 2022
- Form C/A on May 17, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

May 17, 2022 • Filed Form C/A

Mar 31, 2022 • Northstar Technologies is excited to share with...

Mar 30, 2022 • Filed Form C/A

Mar 1, 2022 • Filed Form C/A

Feb 25, 2022 • Northstar Technologies is proud to share with...

Feb 2, 2022 • Filed Form C/A

Dec 30, 2021 • Northstar Technologies would like to take a...

Dec 1, 2021 • Filed Form C/A

Nov 1, 2021 • Filed Form C/A

Aug 31, 2021 • Filed Form C/A

Aug 10, 2021 • Filed Form C/A

Jul 27, 2021 • Filed Form C/A

Jun 29, 2021 • Northstar is proud to present EXOSTRUCTURE...

Jun 29, 2021 • Filed Form C/A

Jun 18, 2021 • Northstar is pleased to announce the completion...

Jun 18, 2021 • Northstar is excited to announce an agreement...

Jun 18, 2021 • Northstar is proud to present EXOShell...

May 14, 2021 • Northstar is proud to present EXOFrame...

Apr 29, 2021 • Northstar is excited to announce that we have...

Apr 28, 2021 • Filed Form C/A

Apr 27, 2021 • Filed Form C-AR

Apr 27, 2021 • Filed Form C/A

Apr 16, 2021 • Filed Form C/A

Apr 13, 2021 • Northstar Patent Pending Fiber Reinforced...

Mar 29, 2021 • Filed Form C/A

Feb 25, 2021 • Check it out!!! Northstar is excited to...

Feb 25, 2021 • Filed Form C/A

Feb 2, 2021 • Filed Form C/A

Jan 26, 2021 • Filed Form C/A

Jan 15, 2021 • We are excited to be part of Netcapital's...

Jan 12, 2021 • Netcapital published a blog post about us! ...

Jan 9, 2021 • Northstar is pleased to announce the signing of...

Dec 11, 2020 • Filed Form C/A

Nov 6, 2020 • Northstar is excited to announce that we were...

Nov 5, 2020 • Northstar is pleased to announce our strategic...

Nov 4, 2020 • Filed Form C/A

Oct 30, 2020 • Northstar is pleased to announce that our...

Oct 28, 2020 • Northstar Technologies Group, Inc. is proud to...

Oct 28, 2020 • Visit the Northstar website at...

Oct 20, 2020 • Filed Form C/A

Oct 15, 2020 • Primary offering of 713,200 shares at $1.50

Oct 15, 2020 • Filed Form C

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